N-SAR FILING 12/31/00
Sun Capital Advisers Trust

770)  Transactions effected pursuant to Rule 10f-3


FUND NAME                 		DATE	TRANSACTION   NUMBER OF SHARES
COMPANY					UNDERWRITER

Neuberger Berman Mid Cap VALUE Fund  06/11/01	Purchase	  100
WILLIS GROUP HOLDINGS LTD	     NEUBERGER BERMAN LLC
Neuberger Berman Mid Cap VALUE Fund  06/19/01	Purchase	  400
THE PHOENIX CO., INC.		     NEUBERGER BERMAN LLC
Neuberger Berman Mid Cap VALUE Fund  08/09/01	Purchase       	1,000
SIERRA PACIFIC RESOURCES	     NEUBERGER BERMAN LLC
Neuberger Berman Mid Cap VALUE Fund  10/22/01	Purchase       	  300
PRINCIPAL FINANCIAL GROUP	     NEUBERGER BERMAN LLC
Neuberger Berman Mid Cap GROWTH Fund 10/29/01	Purchase	  100
ANTHEM, INC.			     NEUBERGER BERMAN LLC
Neuberger Berman Mid Cap GROWTH Fund 05/15/02	Purchase	  700
WILLIS GROUP HOLDINGS LTD	     NEUBERGER BERMAN LLC

10f-3 Conditions

Security is part of an issue registered under the Securities Act of 1933 that is being offered to the public.

The securities were purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in the offering.

The issuer of the securities and its predecessors have been in continuous operation for not less than three years.

The underwriting was a firm commitment underwriting.

The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.

The amount of the securities purchased by all of the investment companies advised by the Adviser did not exceed 25% of the principal amount of the offering.

No affiliated underwriter of the Series was a direct or indirect participant in or beneficiary of the sale.